EXHIBIT 99.1

Employee Grantee:
Grant Date:
Number of Option Shares:
Exercise Price Per Share:  $

FORM OF INDUCEMENT AWARD
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), dated as of the grant date set forth above (the “Grant Date”), is made by and between Rockwell Medical, Inc., a Delaware corporation (the “Company”), and the individual set forth above, who is an employee of the Company (the “Optionee”).
WHEREAS, Company and Optionee are parties to that certain Employment Agreement dated as of September 24, 2019 (the “Employment Agreement”);
WHEREAS, in accordance with the terms of the Employment Agreement, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms and conditions of this Agreement;
WHEREAS, this award is an inducement material to Optionee’s entry into employment within the meaning of Nasdaq Listing Rule 5635(c)(4);
WHEREAS, this award is granted outside of the Company’s 2018 Long Term Incentive Plan (the “Plan”) but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the award were a stock option award granted under the Plan;
WHEREAS, unless provided otherwise herein, the terms and conditions of the Plan applicable to an award of stock options granted under the Plan are incorporated herein by this reference and made a part of this Agreement;
WHEREAS, any capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Plan; and
WHEREAS, the Board has determined that it would be in the best interest of the Company and its shareholders to grant this Option provided for herein to the Optionee as an inducement material to Optionee’s entry into employment and as an incentive for increased efforts during his or her employment with the Company, has approved the grant of this Option on the Grant Date and have advised the Company thereof and instructed the undersigned officer to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
OPTION GRANT

1.1. Grant of Options. For good and valuable consideration, effective as of the Grant Date, the Company grants to the Optionee a Nonqualified Stock Option to purchase the number of shares of Common Stock set forth above upon the terms and conditions set forth in this Agreement (this “Option”).
1.2 Exercise Price. Subject to Section 2.1, the exercise price of the shares of Common Stock covered by this Option shall be the price per share set forth above without commission or other charge (which is the Fair Market Value per share of the Common Stock on the Grant Date).
ARTICLE II
ADJUSTMENTS

2.1.    Adjustments to Option. In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to this Option as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the number, class, kind and exercise price of securities subject to this Option (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of another company, as the Committee may determine to be appropriate in its sole discretion). Any of the foregoing adjustments may provide for the elimination of any fractional share.
ARTICLE III
PERIOD OF EXERCISABILITY

3.1.    Exercisability of Option.
(a)     So long as the Optionee continues to be employed by the Company or any of its Subsidiaries, this Option shall become exercisable pursuant to the following schedule: (1) one-third (1/3) of the Options shall vest on the first anniversary of the Grant Date; (2) one-third (1/3) of the Options shall vest on the second anniversary of the Grant Date; and (3) one-third (1/3) of the Options shall vest on the third anniversary of the Grant Date (each anniversary, a “Vesting Date”). If the Optionee ceases to be an employee prior to the Vesting of all or any portion of this Option, then the unvested portion of this Option shall terminate and not be exercisable and the Vested portion of the Option, if any, shall remain exercisable until the earlier of (i) ninety (90) days following the Optionee’s termination and (ii) the Expiration Date.
(b)    Termination by the Company without Cause or by Grantee with Good Reason following a Change of Control. Notwithstanding (a), if the Optionee’s service as an employee terminates prior to a Vesting Date due to a termination by the Company without Cause or by Optionee with Good Reason, in any such case during the Effective Period (“Cause,” “Good Reason,” and “Effective Period” each as defined in the Employment Agreement), then the unvested portion of the Award shall become immediately vested upon the Date of Termination (as defined in the Employment Agreement) and the Vested Option shall continue to be exercisable until the Expiration Date.
(c)     Any Other Termination. Upon Optionee’s termination prior to a Vesting Date for any reason not addressed in Section 3.1(b), then the unvested portion of this Option shall terminate and shall not be exercisable and the vested portion of this Option, if any, shall continue to be exercisable until the earlier of (i) ninety (90) days following the employee’s termination and (ii) the Expiration Date; provided, however, that in the event Optionee’s termination is for Cause, the entire Option, whether vested or unvested, shall terminate and shall not be exercisable.

3.2.    Change in Control.  Except as otherwise provided herein, upon a Change in Control, this Option shall be treated in accordance with the terms of Section 10.2 of the Plan.

3.3.    Expiration Date.  This Option shall expire, and shall be unexercisable after, the tenth anniversary of the Grant Date.

ARTICLE IV
EXERCISE OF OPTION

4.1.    Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise this Option or any portion thereof. After the death of the Optionee, any exercisable portion of this Option may, prior to the time when this Option becomes unexercisable pursuant to the terms of this Agreement, be exercised by his or her personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.
4.2.    Partial Exercise. Any exercisable portion of this Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time (subject to any Company trading window limitations) prior to the time when this Option becomes unexercisable pursuant to the terms of this Agreement; provided, however, that any partial exercise shall be for whole shares of Common Stock only.
4.3.    Manner of Exercise. The exercise price for shares of Common Stock to be acquired upon exercise of this Option shall be paid in full in any manner permitted by the Plan.
4.4.    Conditions to Issuance of Stock. The Company shall not be required to issue or deliver any stock purchased upon the exercise of this Option or portion thereof prior to fulfillment of all of the following conditions:

(a)     The obtaining of approval or other clearance from any state or federal governmental agency or Stock Exchange which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and
(b)     The receipt by the Company of such assurance of compliance with federal and state securities laws as it may deem necessary or advisable.
4.5.    Rights as Shareholder. Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of this Option or any portion thereof unless and until a certificate or certificates representing such shares shall have been issued by the Company to the Optionee or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian. The Company shall not be liable to the Optionee for damages relating to any delay in issuing shares or a stock certificate to Optionee, any loss of a certificate, or any mistakes or errors in the issuance of shares or a certificate to Optionee.
4.6.    Withholding. To the extent applicable, the Company shall have the right to withhold from Optionee’s compensation or to require Optionee to remit sufficient funds to satisfy applicable withholding tax obligations upon the exercise of this Option. Subject to the limitations in Section 11.5 of the Plan and approval of the Board, Optionee may, in order to fulfill the withholding obligation, make payment to the Company in any manner permitted under Section 11.5 of the Plan. The Company shall not withhold from the exercise of this Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations and pay the exercise price of this Option. The Company shall be authorized to take any such action as may be necessary, in the opinion of the Company’s counsel, to satisfy the Company’s obligations for payment of such taxes.
ARTICLE V
MISCELLANEOUS

5.1.    Option Not Transferable. Neither this Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution, or transfers to which the Committee has given prior written consent subject to the conditions set forth in Section 11.3(a) of the Plan.
5.2.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him or her at the address stated in the Company’s employee records. By a notice given pursuant to this Section 5.2, either party may hereafter designate a different address for notices to be given to the party. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 5.2. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or when delivered personally to the Secretary or Optionee.
5.3.    Amendment. The Committee may amend or modify the terms of this Agreement at any time subject to the provisions of Section 11.6(b) of the Plan and further provided that no amendment or modification of this Agreement shall in any manner materially and adversely affect Optionee’s rights hereunder without Optionee’s consent, except as set forth in Section 10.2 or 11.9 of the Plan or to bring this Option into compliance with the requirements of Code Section 409A or to qualify for an exemption under Section 409A.
5.4.    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.5    No Guarantee of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of the Employment Agreement.
5.6    Committee Authority; The Plan. By accepting any benefit under this Agreement, Optionee and any person claiming under or through Optionee shall be conclusively deemed to have indicated his, her or its acceptance and ratification of, and consent to, terms and conditions that are substantially identical to the terms and conditions of the Plan applicable to similar awards granted under the Plan and this Agreement and any action taken with respect to this award by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of this award. This Agreement is subject to terms, provisions and conditions substantially identical to those of the Plan applicable to similar awards granted under the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. The Committee will have the power to interpret the Plan (as applicable to this award) and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan to this award as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Optionee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
5.7    Clawback Policy. This Agreement, the Option and any economic benefits recognized by Optionee in connection with the Option are subject to the Company’s Clawback Policy as provided in the Company’s Principles of Corporate Governance from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Grant Date.

ROCKWELL MEDICAL, INC.:

By:_______________________________
Name: __________________
Title: _____________________

OPTIONEE:

__________________________________
                    [Name]